       PRICING SUPPLEMENT NO 3 DATED NOVEMBER 2, 1999 TO PROSPECTUS DATED
       AUGUST 28, 1998 AND PROSPECTUS SUPPLEMENT DATED SEPTEMBER 24, 1998
                           THE NEW YORK TIMES COMPANY
                               MEDIUM-TERM NOTES
                                  (FIXED RATE)

                   Due more than nine months from date of issue.

Principal Amount:               $  49,500,000
Price to Public:                100.00%
Agent's Commission:             0.632%
Net Proceeds to Issuer:         $  49,187,160
Selling Agents:                 Morgan Stanley Dean Witter, Chase Securities Inc.
Original Issue Date:            November 5, 1999
Interest Rate:                  7.125%
Interest Payment Dates:         February 15 and August 15, commencing February 15, 2000
Stated Maturity Date:           November 5, 2009
Regular Record Dates:           February 1 and August 1
Specified Currency:             US Dollars
Redeemable by this Company:     No
Redemption Commencement Date:   Not Applicable
Redemption Price:               Not Applicable
Redemption Period:              Not Applicable
Repayable at the option of      No
  Holder:
Repayment Dates:                Not Applicable
Repayment Prices:               Not Applicable

Form:                           /X/ Global Notes
                                / / Certified
Discount Rate:                  None
Default Rate:                   None

Other Provisions:

The aggregate principal amount of this offering is $49,500,000 and relates only to Pricing Supplement No. 3. Notes may be issued by The New York Times Company in the aggregate principal amount of up to $300,000,000 or its equivalent in one or more currencies or composite currencies. To date, including this offering, an aggregate of $148,500,000 of Notes is outstanding.